                 OPTIONAL GUARANTEED MINIMUM WITHDRAWAL BENEFIT
                    [FOR ONE LIFE/FOR TWO LIVES] ENDORSEMENT

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Subject to the terms and conditions set forth herein, this optional Endorsement guarantees annual Withdrawals over [two lives -] Your lifetime [and the lifetime of Your Spousal Beneficiary if Your Spousal Beneficiary continues the Contract after You die]. The amount of guaranteed annual Withdrawals is based on the highest Anniversary Value during the first [10] years after the Effective Date of this Endorsement, adjusted for Withdrawals in excess of the annual guaranteed Withdrawal amount. This benefit is called the Guaranteed Minimum Withdrawal Benefit or "GMWB".

EFFECTIVE DATE: [DATE]

                                   DEFINITIONS

For purposes of this Endorsement, the following definitions apply. Terms not defined in this Endorsement shall have the same meaning given to them in the Contract.

[AGE

Age as of the last birthday [of the older/younger] of You [and Your Spousal Beneficiary].]

ANNIVERSARY VALUE

The Contract Value minus any Ineligible Purchase Payments, as measured one year from the Effective Date and on subsequent Benefit Year anniversaries.

BENEFIT BASE

A component of the calculation of the GMWB, which is used to determine the GMWB Charge and the Maximum Annual Withdrawal Amount.

BENEFIT BASE EVALUATION PERIOD

The period of time over which Anniversary Values are considered in determining the Benefit Base.

BENEFIT YEAR

Each consecutive one year period starting on the Effective Date.

EFFECTIVE DATE

The date shown above when this Endorsement becomes effective. If this Endorsement is elected at Contract issue, the Effective Date is the date Your Contract is issued. [If this Endorsement is elected after Your Contract has been issued, the Effective Date is the [Benefit Year anniversary following Your election.]]

ELIGIBLE PURCHASE PAYMENTS

The [Gross] Purchase Payments or portion thereof that are included in the calculation of the Benefit Base, as further described below.

EXCESS WITHDRAWAL

A withdrawal or portion thereof that is in excess of the Maximum Annual Withdrawal Amount in any given Benefit Year.

INELIGIBLE PURCHASE PAYMENTS

The [Gross] Purchase Payments or portions thereof that are not included in the calculation of the Benefit Base.

MAXIMUM ANNUAL WITHDRAWAL AMOUNT ("MAWA")

The maximum amount available to be withdrawn each Benefit Year under the GMWB without reducing the amount guaranteed for withdrawal under the GMWB.

MAXIMUM ANNUAL WITHDRAWAL PERCENTAGE ("MAWP")

The percentage used to determine the Maximum Annual Withdrawal Amount available to be withdrawn each Benefit Year without reducing the amount guaranteed for Withdrawal under the GMWB.

[SPOUSAL BENEFICIARY

Your spouse who is designated as Your sole primary Beneficiary on both the Effective Date of this Endorsement and the date of Your death.]

                GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROVISIONS

GMWB CHARGE

The GMWB charge is an annualized charge deducted from [Your Contract Value on a [quarterly] basis beginning one [quarter] following the Effective Date and ending on the termination of this Endorsement.] [The [full] [quarterly] charge will also be deducted upon full surrender or annuitization of Your Contract.]

                                                 ANNUAL CHARGE
                 ANNUAL CHARGE PERCENTAGE   PERCENTAGE AFTER FIRST
 BENEFIT YEAR      BEFORE ANY WITHDRAWAL          WITHDRAWAL         AS A PERCENTAGE OF
 ------------    ------------------------   ----------------------   ------------------
 [Years 0-10]             [0.40%]                   [0.80%]            [Benefit Base]
[Years 11-20*]            [0.40%]                   [0.80%]            [Benefit Base]
 [Years 20+*]             [0.40%]                   [0.80%]            [Benefit Base]

[*If Extension of the Benefit Base Evaluation Period is elected, as described below.]

[In the event either You or Your Spousal Beneficiary dies, the Annual Charge Percentages shown above will not change and will remain in effect as long as this Endorsement is not terminated.]

CALCULATION OF THE COMPONENTS OF THE GMWB

You may take Withdrawals under the GMWB at any time while this Endorsement is in effect and before the termination of this Endorsement. The amount of Withdrawals guaranteed under this Endorsement may change over time as a result of Benefit Base increases or Benefit Base decreases as described below.

To determine the GMWB, We use the following components: Benefit Base Evaluation Period, Benefit Base, and MAWA. The calculations for each component are detailed below.

BENEFIT BASE EVALUATION PERIOD

The Benefit Base Evaluation Period applicable to this Endorsement begins on the Effective Date and extends for [[10] Benefit Year anniversaries].

BENEFIT BASE

The initial Benefit Base [if the GMWB is elected on the Contract Date,] is based on the first Eligible Purchase Payment. [The initial Benefit Base, if the GMWB is elected after the Contract Date, is equal to the Contract Value on the Effective Date.]

The Benefit Base is increased each time subsequent Eligible Purchase Payments are made. In addition, on each Benefit Year anniversary during the Benefit Base Evaluation Period, the Benefit Base is automatically increased to [100% of] the Anniversary Value when [100% of] the Anniversary Value is greater than both (a) and (b), where:

     (a)  equals the current Benefit Base; and

     (b) is each previous Anniversary Value during any Benefit Base Evaluation Period.

The Benefit Base is decreased each time an Excess Withdrawal is taken.

The table below defines the portion of Eligible Purchase Payments included in the Benefit Base. Eligible Purchase Payments are determined based on the time elapsed between the Effective Date and the day on which Purchase Payments are received by Us and deposited into Your Contract. If Your Contract provides for payment enhancements or spousal continuation contributions, these amounts, if applicable, are not considered Eligible Purchase Payments, but they will not be excluded from the Benefit Base when it is calculated based on Anniversary Value during the Benefit Base Evaluation Period.


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

TIME ELAPSED SINCE EFFECTIVE DATE   PERCENTAGE ELIGIBLE IN THE BENEFIT BASE CALCULATION
---------------------------------   ---------------------------------------------------
           [0-2 Years]                                     [100%]
           [2-10 Years]                                      [0%]
       [More than 10 Years]                                  [0%]

The Benefit Base is not used in the calculation of Contract Value or any other benefits under the Contract.

We reserve the right to limit the Eligible Purchase Payments to a maximum of [$1,000,000]. [We reserve the right to limit the investment options available under Your Contract if You elect the GMWB.]

MAXIMUM ANNUAL WITHDRAWAL AMOUNT ("MAWA")

The MAWA is the annual guaranteed withdrawal amount available over Your lifetime [and the lifetime of Your Spousal Beneficiary]. It is calculated by multiplying the [Benefit Base] by the Maximum Annual Withdrawal Percentage ("MAWP"). The applicable MAWP used to calculate the MAWA is determined by Your Age when You first take a Withdrawal from Your Contract, as specified in the table below.

       AGE AT FIRST
        WITHDRAWAL          MAWP [SINGLE LIFE]   [MAWP TWO LIVES]
       ------------         ------------------   ----------------
[At least Age 45 but less
       than Age 55]               [3.5%]              [3.5%]
[At least Age 55 but less
       than Age 62]                 [4%]                [4%]
[At least Age 62 but less
       than Age 65]               [4.5%]              [4.5%]
[At least Age 65 but less
       than Age 70]                 [5%]                [5%]
[At least Age 70 but less
       than Age 75]               [5.5%]              [5.5%]
    [Age 75 and over]               [6%]                [6%]

[Upon the first death of You or Your Spousal Beneficiary, the applicable MAWP for the surviving spouse will equal [100%] of the previously established MAWP.]

You may withdraw up to the MAWA throughout each Benefit Year without impacting the annual amount guaranteed for withdrawal under the GMWB. If You do not withdraw the [entire] MAWA in a Benefit Year, any amount not withdrawn does not increase your MAWA in subsequent Benefit Years.

Withdrawals made under the GMWB are treated like any other Withdrawal under the Contract for purposes of calculating Contract Value, charges, including Withdrawal Charges, fees, applicable taxes, and any other benefits or limitations under the Contract.

Increases and decreases in the Benefit Base impact Your MAWA and therefore the amount guaranteed for Withdrawal under the GMWB as follows:

INCREASES IN THE BENEFIT BASE

If the Benefit Base is increased for Eligible Purchase Payments, the MAWA will be recalculated upon receipt of the Eligible Purchase Payments by multiplying the new Benefit Base by the applicable MAWP. The increased MAWA is available after the Eligible Purchase Payments are allocated to Your Contract. If the Benefit Base is increased on a Benefit Year anniversary, the MAWA will be recalculated by multiplying the new Benefit Base by the applicable MAWP.

DECREASES IN THE BENEFIT BASE

Excess Withdrawals reduce your Benefit Base and therefore the annual amount guaranteed for Withdrawal under the GMWB. Any Excess Withdrawal in a Benefit Year reduces the Benefit Base in the same proportion by which the Contract Value is reduced by the Excess Withdrawal. When Contract Value is less than or equal to the Benefit Base, Excess Withdrawals will result in a reduction of the Benefit Base which is greater than the amount of the Excess Withdrawal. The MAWA will be recalculated if Excess Withdrawals are taken in a Benefit Year. The new MAWA will equal the reduced Benefit Base multiplied by the applicable MAWP. The new MAWA is available at the beginning of the next Benefit Year


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

and will be lower than Your previously calculated MAWA, unless a higher Benefit Base is achieved on a future Benefit Year anniversary during the Benefit Base Evaluation Period.

If you are taking Required Minimum Distributions ("RMD") from the Contract to which this Endorsement is attached, and the portion of the RMD amount based only on the Contract is greater than the MAWA in any given Benefit Year, that portion of the RMD withdrawal will not be treated as an Excess Withdrawal. Any Withdrawal that is greater than RMD amounts based only on this Contract alone will be considered an Excess Withdrawal.

IF YOUR CONTRACT VALUE IS REDUCED TO ZERO

If Your Contract Value is reduced to zero and the Benefit Base is greater than zero, a benefit remains payable under this Endorsement, but all other benefits under the Contract, including Death Benefits, will no longer be available. However, if Your Contract Value is reduced to zero because of an Excess Withdrawal, no further benefits will be payable under this Endorsement or the Contract.

When the Contract Value equals zero and the Benefit Base is greater than zero, any remaining benefit under this Endorsement must be taken through one of the following income options:

     1. The current MAWA, paid equally on a quarterly, semi-annual or annual frequency as selected by You until the date of [Your death] [[and] the death of the surviving Spousal Beneficiary, whichever is later]; or

     2.   Any payment option mutually agreeable between You and Us.

If You do not select a payment option, the remaining benefit will be paid as the current MAWA on a quarterly basis until the date of [Your death][[and] the surviving Spousal Beneficiary, whichever is later]].

[EXTENSION OF THE BENEFIT BASE EVALUATION PERIOD ("EXTENSION")

We may offer You at least [one] Extension of the Benefit Base Evaluation Period at the end of the current Benefit Base Evaluation Period, [provided the Owner(s) are age [90] or younger at that time.] [If You elect such an Extension, you will receive a new endorsement with the charges and provisions in effect at that time.]]

LATEST ANNUITY DATE

If there is remaining Contract Value and the Benefit Base is greater than zero on the Latest Annuity Date, You must select one of the following options:

     1. Annuitize the Contract Value under the ANNUITY PROVISIONS of the Contract; or

     2. Elect to receive the current MAWA as of the Latest Annuity Date in the form of a payment option, paid equally on a quarterly, semi-annual or annual frequency as selected by You until the date of [Your death][[and] the death of the surviving Spousal Beneficiary, whichever is later]]; or

     3.   Any payment option mutually agreeable between You and Us.

[SPOUSAL CONTINUATION

Upon election to continue the Contract and this Endorsement, Your Spousal Beneficiary will be subject to the terms and conditions of this Endorsement, including the continued deduction of the GMWB charge from the Contract Value. The Effective Date will not change as the result of Spousal Continuation.]

[TERMINATION OF WITHDRAWALS OVER THE LIFETIME OF YOUR SPOUSAL BENEFICIARY

Under any of the following circumstances, this GMWB will provide a guarantee for Your lifetime and not the lifetime of Your Spousal Beneficiary:

     1. If the Contract is jointly owned, one of the two original Owners is removed from the Contract due to death, divorce or other ownership change; or

     2.   Your original Spousal Beneficiary is removed for any reason; or

     3. You and Your original Spousal Beneficiary are no longer married at the time of death of the first spouse; or

     4. The Spousal Beneficiary does not continue the Contract after Your death.]

TERMINATION OF THE GMWB

Once elected, You may terminate this Endorsement and its corresponding charge. [If Your request to terminate this Endorsement is received:


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

     1. prior to the [5th] Benefit Year anniversary, the termination is effective on the [5th] Benefit Year anniversary;

     2. on or after the [5th], but before the [10th] Benefit Year anniversary, the termination is effective on the [10th] Benefit Year anniversary;

     3. in any Benefit Year on and after the [10th] Benefit Year anniversary, the termination is effective [on the Benefit Year anniversary following Our receipt of the election to terminate this Endorsement.]]

This Endorsement and the related charge will terminate automatically if:

     1.   [You die/The surviving spouse under this Endorsement dies]; or,

     2.   A Death Benefit is paid and the Contract is terminated; or,

     3.   The Contract is annuitized; or

     4.   Excess Withdrawals reduce the Contract Value to zero; or

     5. A change in ownership occurs that involves the original Owner(s), except as noted below.*

* If a change of ownership occurs from a natural person to a non-natural entity, the original natural owner(s) must be the named annuitant(s) after the ownership change. A change of ownership from a non-natural entity to a natural person can only occur if the new natural owner(s) was the original natural annuitant(s).

If terminated, the GWMB may not be re-elected.

Signed for the Company to be effective on the Effective Date.

AIG SUNAMERICA LIFE ASSURANCE COMPANY


/s/ Christine A. Nixon                  /s/ Jana W. Greer
-------------------------------------   ----------------------------------------
Christine A. Nixon                      Jana W. Greer
Secretary                               President


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